AMENDMENT TO EXPENSE LIMITATION AGREEMENT BETWEEN OLD

MUTUAL ADVISOR FUNDS AND OLD MUTUAL CAPITAL, INC.

DATED MAY 11, 2005

AS AMENDED NOVEMBER 19, 2007

This Agreement is amended by adding Class R shares of the Fund to the Agreement and adding Schedule R to the Agreement to set forth the expense limitation for Class R shares. Schedule R is set forth below:

SCHEDULE R

DATED NOVEMBER 19, 2007

TO

EXPENSE LIMITATION AGREEMENT

BETWEEN

OLD MUTUAL ADVISOR FUNDS

AND

OLD MUTUAL CAPITAL, INC.

DATED MAY 11, 2005

(Class R Shares)

Expense

Limit

This Agreement relates to the following

Portfolio of the Trust:

Old Mutual Analytic Defensive Equity Fund	1.70%

Old Mutual Advisor Funds	Old Mutual Capital, Inc.

By: /s/ Julian F. Sluyters	By: /s/ Mark E. Black

Name: Julian F. Sluyters	Name: Mark E. Black

Title: President	Title: Chief Financial Officer